Exhibit 99.2

eMerge Interactive, Inc.

First Quarter 2005 Conference Call Script

Robert Drury, Chief Financial Officer: Thank you Toni

Ladies and Gentlemen, welcome and thank you for joining us on the eMerge Interactive first quarter conference call, and thank you also to those of you who are joining us on the webcast.

This morning, in addition to summarizing our financial results for the first quarter, I will discuss our current financial position and its implications for our business strategies for the balance of 2005, and then our CEO, David Warren, who is with us this morning, will discuss the status of our business, including first quarter highlights and challenges.

Our results for the quarter show good percentage growth in revenue and gross profit, and also demonstrate good cost control. However, as we have said in the past our absolute revenue numbers are still small, and remain below levels necessary to achieve profitability. First, I will speak to our quarterly numbers.

Revenue for the quarter was $751,000, an increase of 331% from prior year. In other words our revenue in Q1 of 2005 was almost 4 ½ times the revenue from Q1 of 2004. In addition, revenue was up 41% from Q4 of 2004. A major portion of our revenue for the quarter was generated from the sale of a Carcass Inspection System, or CIS, that had previously been on lease with our key customer, Cargill. Sale of this system resulted in $377,000 of additional booked revenue for the quarter. Without this sale, our overall revenue increased by 114%.

Overall Food Safety Technology, or VerifEYE, revenue increased 507% versus prior year to $659,000, which primarily reflects the sale of the CIS unit that I just described, as well as higher lease revenues as a result of CIS units installed at Cargill beef processing facilities during 2004 and early 2005. Also, in the quarter, Solo revenue increased from the comparable quarter of 2004, primarily resulting from new international sales. Without the sale of the CIS unit, VerifEYE revenue increased by 160%.

Revenue from the Animal Information Solutions segment was $92,000, an increase of 40% from prior year. This results from a strong increase in underlying metrics of this segment, particularly for recurring revenue. Head under management increased by 173% from the first quarter of 2004, and number of head added to the system increased 162%. Our animal identification revenue increase was partially offset by reduced revenue from Professional Cattle Consultants (“PCC”). As Dave will discuss, the PCC assets were sold effective March 1 of this year. Also, consistent with the seasonal nature of this business segment, our Animal Identification revenues were down from the fourth quarter of 2004.

Gross profit margin for the first quarter was 56% compared to 61% for the prior year. The margin decrease was due to the higher cost of sales associated with the CIS unit that was sold.

Selling, General, and Administrative expenses for the quarter were $1.3 million, a decrease of 21% from prior year. These expenses mainly reflect reductions in personnel costs and a $100,000 gain on the PCC asset sale. In addition, the 2004 numbers included a non- cash expense of $113,000 related to a separation agreement with a former officer.

Technology and development expenses were $491,000, an increase of 11% from the first quarter of 2004, in line with the increase in development costs that we expected associated with our prototype unit for HandScan.

Depreciation expenses were down 33% as a result of an increase in the portion of property, plant and equipment that has been fully depreciated. Total combined operating expenses were down 18% from prior year.

For the first quarter of 2005, our operating loss was $1.7 million compared to a loss of $2.5 million in the first quarter of 2004.

Turning to the balance sheet, we ended the first quarter with $8.0 million in cash, compared to $6.0 million at the end of 2004. In January of 2005, we completed a private placement of common shares and warrants, receiving $4.1 million in cash with net proceeds of $3.8 million. A total of 2.9 million common shares were sold in this transaction, or 6% of the prior total, plus an additional 435,000 warrants representing 1% of the prior total.

On May 2nd, 2005, we received a letter from Nasdaq notifying us that we are currently not in compliance with the minimum bid price requirement for continued listing on the Nasdaq SmallCap Market. We have been provided 180 calendar days, or until October 31st, 2005 to regain compliance, which we would attain if our stock closes at $1 or more for 10 consecutive business days. If we have not regained compliance at the end of the 180 days, the Nasdaq will determine if we meet the SmallCap Market’s initial listing criteria, except for the bid price requirement. If we meet the criteria, we will be granted an additional 180-calendar day compliance period. If we are ineligible for an additional compliance period, we will be provided notification that our securities will be delisted, at which time we may appeal Nasdaq’s determination to delist our common stock.

I’ll now discuss our financial position and liquidity. As I stated we ended the quarter with $8.0 million in cash. Our cash flow plan for 2005 assumed that we would use the cash flow from sales of new CIS units to finance development of both our HandScan product as well as further development of Animal Information Solutions. As Dave Warren will discuss, economic conditions for beef packers are worse than at the beginning of 2005, and worse than we had assumed. For example, a few days ago one of the major US packers reported a net loss in their beef operations. Although we have indications from Cargill that they will continue to install CIS in additional plants in late 2005, to date we have not completed any formal contracts for sales of CIS. Of course we are taking steps to change that, but there can be no assurance that we will be successful. As a consequence, we have reviewed our expenses in detail and are taking steps to reduce or eliminate discretionary expenses. Over the past three years we had already cut corporate overhead from continuing operations by 50%, but we are continuing to examine all overhead and operating costs to ensure that have the appropriate structure to create value but at the same time preserve cash. As we indicated in our recent form 10K for 2004, if we are unable to generate significantly higher sales in 2005, we will need to pursue additional sources of liquidity, and additional financing may not be available to us on acceptable terms. Accordingly, we may also consider alternative strategies relating to the development, marketing, and sales of our products and services. As we indicated in the 10K, while no decisions have been reached, there can be no assurance of success if alternative strategies are developed.

David C. Warren, Chief Executive Officer: Thanks, Bob:

As Bob mentioned, first quarter of 2005 results appear positive compared to the first quarter of 2004, but we are still on a very low revenue base and not meeting expectations. I’ll discuss some of the key indicators of our business and their potential impact on the remainder of 2005 and beyond.

The high percentage increase in revenue in the first quarter of 2005 primarily reflects activities that took place last year. For example, we signed the agreement with Cargill in 2004 for the Carcass Inspection unit that was placed in service in January 2005, in Fort Morgan, Colorado. As Bob mentioned, in the first quarter of 2005, we converted the first CIS system that was installed in Cargill from a lease to a sale. These items are the primary reason for our 331% increase in revenue in the first quarter of 2005.

One of our key objectives in 2005 is to increase the adoption of our CIS System to packers beyond Cargill, but there have been a number of developments in the beef industry that have worked against us so far this year.

First, the packer segment of the beef industry is facing significant operating losses due to lower domestic cattle supplies and restrictions on imports of Canadian cattle that have resulted in higher live cattle costs and lower plant utilization levels.

Second, the delay in opening the Japanese market for U.S. beef and beef products has continued to impact the volume and profitability of beef sales for packers. These two market factors have resulted in a record number of consecutive months with negative margins for the beef packing industry – while their non-beef lines of business have done well. You may recall that the U.S. and Japanese trade representatives agreed to reopen export of U.S. beef in November of 2004 but to date there has been no final agreement on the specific standards between the U.S. and Japan to resume trade, despite political and economic pressure from the highest level of the U.S. government. We had anticipated that this issue would have been resolved in the first quarter of 2005 but it continues to be a major economic issue that is impacting all segments of the beef industry. Until these issues are resolved the beef industry will continue to face difficult economic conditions.

On the VerifEYE business, we have not yet been able to expand sales of CIS systems beyond Cargill. As Bob mentioned, increased sales of CIS is vital to financing operations for 2005 and 2006, and we have taken a number of steps to generate sales, including offering outright sale of CIS units, in addition to our previous lease model. Feedback from the industry indicated that most packers would prefer outright purchase of CIS, and that is now our main offering. In addition, we have developed a demand / pull strategy to initiate presentations to targeted influential groups including restaurants, grocery retailers, legislators and consumer groups with a goal to educate them about the benefits of the VerifEYE technology. In addition, feedback from the real time performance of CIS at the three Cargill facilities indicates a high value for CIS in a packing plant /operational environment.

Mettler-Toledo’s Safeline Metal Detection division is our distributor for Solo, our VerifEYE hand held portable device, and in the first quarter experienced the same economic climate within the Packing and processing industries. We do not feel that Safeline’s revenue contribution will be material in 2005 but we feel it will be a key component to our overall distribution of VerifEYE products. We are also seeing increased interest in the Solo unit in Europe from the Irish Department of Health, the Food Standards Agency in the UK and from ESCA, the primary supplier to McDonalds UK.

We are currently building the initial units of our Generation I HandScan system. These initial units will be built in-house, and primarily used for customer trials and efficacy testing. We have also initiated the design of our Generation II HandScan System. This is an evolutionary design that will address reduction of product size, cost reduction and functionality improvements to be required from our trial. Depending on the customer requirements and functionality advances that we choose to integrate, the Generation II should be ready to go to market at the end of the year. We have hired a marketing and consulting firm to provide us with guidance on key marketing issues related to HandScan.

During the first quarter of 2005, we demonstrated our new HandScan product at the Food Safety Summit in Washington, D.C., which was attended by most multi-unit restaurant operators. The response was encouraging, and we are using input from a number of potential customers to ensure that our final commercial product meets the needs of the marketplace.

The market forces that are responsible for the operating losses that are occurring in the Packing Industry are also having an impact on the performance of our CattleLog products and services. As stated in previous public announcements, the CattleLog individual animal management system is a major industry tool that enables the change from a commodity industry to one that recognizes and rewards value-added characteristics, such as age and source verification for cattle. In the fourth quarter of last year we were pleased that Tyson’s, the world’s largest red meat processor had informed its suppliers that CattleLog was an available information option to document and verify the production and birth records of purchased livestock.

With our Process Verified Program certification as a leading tool, we have worked with several industry segments, including Packers, feed-lots, producers, state beef networks, pharmaceutical companies and genetics suppliers to develop a model that could insure that beef cattle exported to Japan could be age and source verified. The ongoing delay of the resumption of these exports has had a negative impact on the adoption of our individual animal management system.

It was recently announced that the U. S. Department of Agriculture has stated that individual animal identification will become mandatory by January 2009. This is an important statement by the USDA as it establishes affirmation of “when” mandatory ID will begin, not “if” it will be enacted. January 2009 seems like a long time in the future but given the infrastructure that has to be built to accommodate mandatory individual animal identification and tracking it, there will be significant activities leading up to that date. We are aware that national retailers and restaurant chains are concerned about the impact of consumer confidence in Beef and are beginning to build supply chains and channels that will make source verification of an animal a condition of the sale. These are the activities that eMerge is involved with and we believe will create a strong demand for our products and services well before the 2009 target.

We are confident that despite the political issues surrounding the resumption of trade between Japan and the U.S., that the market will eventually reopen and the demand for beef that can be age and source verified will create production channels within the beef industry to insure a reliable and ongoing supply.

As Bob stated, in the first quarter, eMerge sold the assets of Professional Cattle Consultants (“PCC”). eMerge received approximately $100,000 and retains the option to perform several cooperative marketing efforts with the new ownership.

We are not happy with our revenue performance on CattleLog but are encouraged by the performance over the previous year. As Bob stated earlier, our revenues from this segment increased by 40% from prior year driven by an increase of 173% in number of head under management from the same quarter of 2004. We feel that this growth is an indication that the market forces of national mandatory ID, interest from major retailers in source verified cattle and the use of individual animal ID for global trade are creating the economic drivers that will require technologies like our CattleLog products and services.

It is important to restate that eMerge is developing new technologies that we feel will provide tools that are designed to improve the safety of our food supply and reduce illnesses caused by poor hand hygiene. These technologies, however, are cutting edge developments and they will be dependent upon successful adoption by various industry segments for eMerge to meet its business plan.

Given the difficulties experienced by the Beef Industry and the consequences to our business, we are taking action to reduce discretionary expenses.

You may be aware that we made major reductions in staffing, including our corporate staff in 2002 and 2003. Our overall headcount reduced from over 300 employees to 43 employees today. We had planned to add back certain engineering, development, and finance positions this year, but we have now eliminated those new positions from our plans. We are cutting back on testing and certain pre-marketing programs for HandScan and we are reducing or eliminating other discretionary expenses wherever possible. An example of this is that we have ended a contract for investor relations activities with a third party firm. We will be doing our best to respond to your questions through the use of our website, either directly on the site or in our subsequent conference calls.

In summary, the eMerge management team is highly sensitive to shareholders’ concerns regarding revenues, profitability and their long-range implications for eMerge. We continue to develop new and exciting technologies but establishing commercial traction for them is a major challenge under current industry conditions. I can assure you, though, that we are vigorously exploring every practical option for generating revenues and controlling costs – and always with an eye on developing long term shareholder value.

I will now turn the call over to the operator to see if we have any questions.